Exhibit 5.1

October 9, 2008

Board of Directors
Golden Phoenix Minerals, Inc.
1675 E. Prater Way, Suite 102
Sparks, Nevada 89434

Re:           Common Stock of Golden Phoenix Minerals, Inc.

Dear Gentlemen:

We act as counsel to Golden Phoenix Minerals, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Post Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 (the "Registration Statement") regarding the proposed offering of 36,452,152 shares of the Company's common stock (the "Shares") under the Securities Act of 1933, as amended (the "Securities Act"), of which 31,503,227 are to be offered to the public by a placement agent on a best efforts basis, and 4,948,925 of which are to be offered to the public by the Company.

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant.  In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company.  In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.

Our opinion is limited solely to matters set forth herein.  The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the law applicable to corporations of the State of Nevada.

October 9, 2008

Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (iii) the Company receives, to the extent applicable, the consideration set forth in the options and warrants, we are of the opinion that the Shares issued are, and the Shares to be issued will be, legally issued, fully paid and nonassessable under the corporate laws of the state of Nevada.

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement and any amendment thereto.  By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/S/ BULLIVANT HOUSER BAILEY PC
BULLIVANT HOUSER BAILEY PC